The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 30, 2023

Citigroup Global Markets Holdings Inc.	June-----, 2023 Medium-Term Senior Notes, Series N Pricing Supplement No. 2023-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Bearish Absolute Return Market-Linked Notes Based on the S&P 500® Index Due July-----, 2024

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer a payment at maturity that may be greater than or equal to the stated principal amount, depending on the performance of the S&P 500® Index (the “underlying index”) from the initial index level to the final index level.
▪	The notes offer modified exposure to the performance of the underlying index, with (i) a fixed upside return of 3.00% at maturity if the level of the underlying index appreciates or remains the same from the initial index level to the final index level and (ii) an unleveraged positive return at maturity if the underlying index depreciates within a limited range (not more than 26.25%) based on the absolute value of that depreciation. If the underlying index depreciates from the initial index level to the final index level by more than 26.25%, you will be repaid the stated principal amount of your notes at maturity but will not receive any positive return on your investment. Even if the underlying index does not depreciate by more than 26.25% and you receive a positive return on the notes, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.
▪	Investors in the notes must be willing to forgo (i) any appreciation of the underlying index in excess of the fixed upside return, (ii) all positive participation in the absolute value of any depreciation of the underlying index if any such depreciation is in excess of 26.25% and (iii) any dividends that may be paid on the stocks that constitute the underlying index during the term of the notes. If the underlying index depreciates by more than 26.25% from the pricing date to the valuation date, you will not receive any positive return on your investment in the notes.
▪	In order to obtain the modified exposure to the underlying index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying index:	The S&P 500® Index (ticker symbol: “SPX”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per note
Pricing date:	June , 2023 (expected to be June 30, 2023)
Issue date:	July , 2023 (expected to be July 6, 2023)
Valuation date:	July , 2024 (expected to be July 1, 2024), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	July , 2024 (expected to be July 5, 2024)
Payment at maturity:	For each note you hold at maturity, the $1,000 stated principal amount plus the note return amount, which will be either zero or positive
Note return amount:

▪

If the final index level is greater than or equal to the initial index level: the fixed upside return

▪

If the final index level is less than the initial index level but greater than or equal to the barrier level: $1,000 × the absolute index return

▪

If the final index level is less than the barrier level: $0

Initial index level:	, the closing level of the underlying index on the pricing date
Barrier level:	, 73.75% of the initial index level
Final index level:	The closing level of the underlying index on the valuation date
Fixed upside return:	$30.00 per note (3.00% of the stated principal amount). You will receive the fixed upside return only if the final index level is greater than or equal to the initial index level.
Absolute index return:	The absolute value of the index return
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17291RRS3 / US17291RRS30
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000.00	$15.00	$985.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $949.00 per note, which will be less than the issue price.  The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $15.00 for each $1,000 note sold in this offering.  Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $15.00 for each $1,000 note they sell.  Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-09 dated March 7, 2023	Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Bearish Absolute Return Market-Linked Notes Based on the S&P 500® Index Due July-----, 2024

Additional Information

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

June 2023	PS-2

Citigroup Global Markets Holdings Inc.
Bearish Absolute Return Market-Linked Notes Based on the S&P 500® Index Due July-----, 2024

Investment Summary

The notes provide investors:

▪	an opportunity to gain inverse exposure to the underlying index that provides positive returns for a limited range of potential depreciation of the underlying index;

▪	a fixed upside return of 3.00% if the underlying index appreciates or remains the same from the initial index level to the final index level; and

▪	the repayment of principal at maturity.

At maturity, if the underlying index has depreciated by more than 26.25%, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Investors in the notes will not receive any dividends paid on the stocks that constitute the underlying index over the term of the notes.

Maturity:	Approximately 1 year
Barrier level:	73.75% of the initial index level
Fixed upside return:	$30.00 per note (3.00% of the stated principal amount)
Interest:	None

Key Investment Rationale

The notes offer investors modified exposure to the performance of the underlying index and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk, seek limited inverse exposure to the underlying index and are willing to forgo dividends and participation in any appreciation of the underlying index in excess of the fixed upside return in exchange for the repayment of principal at maturity and the potential to receive a return equal to the absolute index return if the underlying index depreciates by up to 26.25%.

Fixed Upside Scenario if the Underlying Index Appreciates or Remains the Same from the Initial Index Level to the Final Index Level:	If the final index level is greater than or equal to the initial index level, the payment at maturity for each note will be equal to the $1,000 stated principal amount plus the fixed upside return. The return on the notes if the underlying index appreciates is limited to 3.00% regardless of the amount of appreciation.
Absolute Return Scenario if the Underlying Index Depreciates by up to 26.25%:	If the final index level is less than the initial index level but greater than or equal to the barrier level, which means that the underlying index has depreciated by no more than 26.25% from the initial index level, you will receive a 1.00% positive return on the notes for each 1.00% negative return on the underlying index. For example, if the final index level is 5.00% less than the initial index level, the notes will provide a positive return of 5.00% at maturity. The maximum return you may receive in this scenario is a positive 26.25% return at maturity.
Par Scenario if the Underlying Index Depreciates by More than 26.25%:	If the final index level is less than the barrier level, the notes will pay only the stated principal amount of $1,000 at maturity, without any positive return.
June 2023	PS-3

Citigroup Global Markets Holdings Inc.
Bearish Absolute Return Market-Linked Notes Based on the S&P 500® Index Due July-----, 2024

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical index returns.

Investors in the notes will not receive any dividends on the stocks that constitute the underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

Bearish Absolute Return Market-Linked Notes Payment at Maturity Diagram

■ The Notes	■ The Underlying Index

The examples below are based on the hypothetical initial index level of 100.00 and a hypothetical barrier level of 73.75 and do not reflect the actual initial index level or barrier level. For the actual initial index level and barrier level, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment at maturity on the notes will be calculated based on the actual initial index level and barrier level and not the hypothetical values indicated below. For ease of analysis, figures below may have been rounded.

Example 1—Upside Scenario A. The hypothetical final index level is 101.00 (a 1.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level by less than the fixed upside return of 3.00%.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + the fixed upside return

= $1,000 + $30.00

= $1,030.00

June 2023	PS-4

Citigroup Global Markets Holdings Inc.
Bearish Absolute Return Market-Linked Notes Based on the S&P 500® Index Due July-----, 2024

Because the underlying index appreciated from the hypothetical initial index level to the hypothetical final index level, your total return on the notes at maturity in this scenario would equal the fixed upside return of 3.00%.

Example 2—Upside Scenario B. The hypothetical final index level is 110.00 (a 10.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level by more than the fixed upside return of 3.00%.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + the fixed upside return

= $1,000 + $30.00

= $1,030.00

Because the underlying index appreciated from the hypothetical initial index level to the hypothetical final index level, your total return on the notes at maturity in this scenario would equal the fixed upside return of 3.00%. In this example, an investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying index without a fixed upside return.

Example 3—Upside Scenario C. The hypothetical final index level is 90.00 (a 10.00% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level but greater than the hypothetical barrier level.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + ($1,000 × the absolute index return)

= $1,000 + ($1,000 × |-10.00%|)

= $1,000 + $100.00

= $1,100.00

Because the hypothetical final index level is less than the hypothetical initial index level, but not by more than 26.25%, your payment at maturity in this scenario would reflect 1-to-1 positive exposure to the absolute value of the negative performance of the underlying index.

Example 4—Par Scenario. The hypothetical final index level is 50.00 (a 50.00% decrease from the hypothetical initial index level), which is less than the hypothetical barrier level.

Payment at maturity per note = $1,000 + the note return amount

= $1,000 + $0.00

= $1,000.00

Because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level by more than 26.25%, your payment at maturity per note would equal the $1,000 stated principal amount per note.

June 2023	PS-5

Citigroup Global Markets Holdings Inc.
Bearish Absolute Return Market-Linked Notes Based on the S&P 500® Index Due July-----, 2024

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying index.  Accordingly, the notes are appropriate only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the appropriateness of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the underlying index appreciates, remains the same or depreciates by no more than 26.25% from the initial index level to the final index level. If the final index level is less than the barrier level, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, even if the underlying index depreciates by no more than 26.25% from the initial index level to the final index level, there is no assurance that your total return at maturity on the notes will be as great as could have been achieved on conventional debt securities of ours of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Your potential return on the notes is limited. If the final index level is greater than or equal to the initial index level, your potential total return on the notes at maturity is limited to the fixed upside return of 3.00%. The return on the underlying index from the initial index level to the final index level may significantly exceed the fixed upside return. Therefore, your return on the notes may be significantly less than the return you could have achieved on an alternative investment providing 1-to-1 exposure to the appreciation of the underlying index without a fixed upside return. In addition, your potential for positive participation in the absolute value of any depreciation of the underlying index is limited. Because the barrier level is equal to 73.75% of the initial index level, the return potential of the notes in the event that the underlying index depreciates is limited to 26.25%. Any depreciation of the underlying index in excess of 26.25% will result in your not receiving any positive return on your notes at maturity.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	Investing in the notes is not equivalent to investing in, or taking a direct short position in, the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

▪	Your payment at maturity depends on the closing level of the underlying index on a single day. Because your payment at maturity depends on the closing level of the underlying index solely on the valuation date, you are subject to the risk that the closing level of the underlying index on that day may less favorable, and possibly significantly less favorable, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any

June 2023	PS-6

Citigroup Global Markets Holdings Inc.
Bearish Absolute Return Market-Linked Notes Based on the S&P 500® Index Due July-----, 2024

reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying index may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

June 2023	PS-7

Citigroup Global Markets Holdings Inc.
Bearish Absolute Return Market-Linked Notes Based on the S&P 500® Index Due July-----, 2024

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the notes. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the notes or underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of underlying shares. These regulatory actions could result in restrictions on the notes and could result in the loss of a significant portion or all of your initial investment in the notes, including if you are forced to divest the notes due to the government mandates, especially if such divestment must be made at a time when the value of the notes has declined.

▪	Our offering of the notes does not constitute a recommendation of exposure to the underlying index. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including long and short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the notes.

▪	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

▪	Adjustments to the underlying index may affect the value of your notes. S&P Dow Jones Indices LLC (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the notes.

June 2023	PS-8

Citigroup Global Markets Holdings Inc.
Bearish Absolute Return Market-Linked Notes Based on the S&P 500® Index Due July-----, 2024

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the underlying index on June 28, 2023 was 4,376.86.

The graph below shows the closing level of the underlying index for each day such level was available from January 2, 2013 to June 28, 2023. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 2, 2013 to June 28, 2023

*The red line indicates the hypothetical barrier level of 3,227,934, assuming the closing level on June 28, 2023 were the initial index level.

June 2023	PS-9

Citigroup Global Markets Holdings Inc.
Bearish Absolute Return Market-Linked Notes Based on the S&P 500® Index Due July-----, 2024

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “short-term debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Short Term Notes,” and the remaining discussion is based on this treatment.

Under the rules applicable to short-term debt instruments, if you are a cash-method U.S. Holder, you generally should not be required to recognize income with respect to the notes until maturity or an earlier disposition.  If you are an accrual-method U.S. Holder (or a cash-method U.S. Holder who elects to accrue income currently on short-term debt instruments), you are required to accrue original issue discount into income over the term of the notes; however, because the amount of the payment at maturity is contingent, the amount required to be included in income is uncertain.

Upon the sale, exchange or retirement of the notes (including retirement at maturity), you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes, increased, if you accrue income on the notes currently, by any previously accrued but unpaid discount.  Any loss recognized should be treated as short-term capital loss and any gain recognized at maturity should be treated as ordinary income.  If you dispose of a note prior to maturity at a gain, you should consult your tax adviser regarding the determination of the amount of such gain that is treated as ordinary income and the amount that is treated as short-term capital gain.

You should read the section entitled “United States Federal Tax Considerations—Short Term Notes” in the accompanying product supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product  supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

June 2023	PS-10

Citigroup Global Markets Holdings Inc.
Bearish Absolute Return Market-Linked Notes Based on the S&P 500® Index Due July-----, 2024

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $15.00 for each $1,000 note sold in this offering.  From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $15.00 for each $1,000 note they sell.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors — The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

© 2023 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2023	PS-11